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Exhibit 99.1


    TOP EXECUTIVES RICHARD M. HADDOCK AND CHRISTOPHER J. DYBALL ARE PROMOTED
        TO CO-CHIEF EXECUTIVE OFFICERS OF DREXLER TECHNOLOGY CORPORATION

        Mountain View, Calif.--(BUSINESS WIRE)--Aug. 28, 2003. - Jerome Drexler, chairman of Drexler Technology Corporation (Nasdaq:DRXR), announced today that at his recommendation, the Board of Directors has promoted president Richard M. Haddock and executive vice president Christopher J. Dyball to co-chief executive officers of Drexler Technology Corporation effective September 1, 2003. Mr. Drexler, age 75, has been CEO since founding the Company and will continue to serve the Company as chairman of the Board of Directors.

        Mr. Haddock and Dr. Dyball have shared the creation of the LaserCard(R) optical memory card industry with Mr. Drexler; and for a number of years, Haddock and Dyball have jointly overseen the Company's operations. As president, Mr. Haddock's roles have included chief marketing and technology officer and president of the Company's wholly owned subsidiary, LaserCard Systems Corporation, which is responsible for LaserCard read/write drives, software, and systems. As executive vice president, Dr. Dyball's principal role has been as general manager of the card manufacturing operation, with responsibility for all aspects of design and manufacture of the various LaserCard optical memory cards and the development of card manufacturing equipment, manufacturing processes, and production techniques.

        As joint CEOs, Haddock and Dyball will share responsibility for managing the anticipated growth of the Company and servicing U.S. and foreign government customers with advanced optical memory card products. Their new roles will also include taking on responsibility for the achievement of profit and growth goals and for maximizing stockholder value.

        Richard Haddock, age 51, joined Drexler Technology in 1981, served in high level technical and management positions, and later was chosen to head LaserCard Systems Corporation when it was founded by Drexler in 1989. He became president of Drexler Technology Corporation in February of 1997, and was elected to the Board of Directors in 2001. Earlier in his career, Mr. Haddock was employed by NBK Semiconductor and Diamond Shamrock Corporation. He graduated from the University of Michigan in 1975 with a degree in chemistry. He holds several U.S. patents. He will retain his title of president of LaserCard Systems Corporation, a wholly owned subsidiary of Drexler Technology Corporation.

        Christopher Dyball, age 52, has been employed with Drexler Technology Corporation since 1982, and in 1989 was named general manager of card operations. He became executive vice president in 1992 and was elected to the Board of Directors in 2001. Prior to joining Drexler, Dr. Dyball was manager of research and development for Diamond Shamrock Corporation, and earlier in his career was with Penwalt Corporation's Lucidol Division as group leader in the applications department. He received his Ph.D. in polymer science in 1975 from Lancaster University, in Lancaster, England. Dr. Dyball holds several U.S. patents.

        Five recent successes in the marketplace that accelerated the executives' promotions were announced during the past six weeks: July 14 - Drexler receives a $2 million LaserCard(R) purchase order from the U.S. Department of Homeland Security (DHS); July 24 - DHS issues an RFQ for the purchase of 1,000 optical read/write drives and software compatible with Drexler's LaserCard; July 28 - Drexler is awarded a $2.4 million LaserCard order for production quantities of Italy's national ID card; August 11 - Drexler

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Technology's optical memory cards are selected for field testing under the U.S.
Transportation Security Administration's "TWIC" Transportation Workers ID Card Program; August 13 - a fourth government (undisclosed) follows the United States, Canada, and Italy in selecting Drexler Technology's LaserCard with multi-biometric ID capability.

        Based in Mountain View, Drexler Technology Corporation (www.drexlertechnology.com), manufactures LaserCard(R) optical memory cards and chip-ready optical memory cards. Drexler's wholly owned subsidiary, LaserCard Systems Corporation (www.lasercard.com), manufactures optical card read/write drives; develops optical card system software; and markets optical memory cards, card-related data systems, and peripherals. Drexler Technology has manufactured and sold over 20 million optical memory cards used as U.S. government Green Cards (Department of Homeland Security), Laser Visa Border Crossing Cards (Department of State), and Automated Manifest System cards (Department of Defense).

        LaserCard is a federally registered trademark of Drexler Technology Corporation.

        Forward-Looking Statements: All statements contained in this press release that are not historical facts are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties as well as other risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, the Company's future actual results could differ materially from the Company's expectations. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

CONTACT:   Drexler Technology Corp., Mountain View
           Johanna P. Protsik, 650-969-7277